UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2023

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	WWE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On March 20, 2023, World Wrestling Entertainment, Inc. (the “Company”) entered into a reimbursement agreement (the “Agreement”) with Vincent K. McMahon, the Company’s Executive Chairman, director and controlling stockholder. The Agreement provides that Mr. McMahon will pay the Company approximately $17.4 million to reimburse the Company for the costs that have been incurred and paid by the Company and/or its subsidiaries, through January 31, 2023, in connection with and/or arising from the investigation conducted by a special committee of the Company’s board of directors, related revisions to the Company’s financial statements and other related matters. Such payment was made on March 23, 2023. The Agreement further provides that Mr. McMahon will also review in good faith and reimburse the Company for additional costs incurred by the Company and/or its subsidiaries subsequent to January 31, 2023 (or that have been incurred by the Company and/or its subsidiaries and not yet paid as of January 31, 2023), in connection with and/or arising from the same matters.

The Agreement also includes a release of Mr. McMahon by the Company regarding the recovery of the costs described above and a release of the Company by Mr. McMahon regarding the investigation and related matters described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

Dated: March 24, 2023	By:	/s/ Maurice Edelson
Maurice Edelson
Executive Vice President, Chief Legal Officer